Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, no par value, of Giga-tronics Incorporated, a California corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:    September 19, 2022

BITNILE HOLDINGS, INC.
/s/ Milton C. Ault, III
MILTON C. AULT, III	By:	/s/ Milton C. Ault, III
		Name:	Milton C. Ault, III
		Title:	Executive Chairman

DIGITAL POWER LENDING, LLC
/s/ William B. Horne
WILLIAM B. HORNE	By:	/s/ David J. Katzoff
		Name:	David J. Katzoff
		Title:	Manager

/s/ Robert O. Smith
ROBERT O. SMITH

/s/ Jeffrey A. Bentz
JEFFREY A. BENTZ

/s/ Jonathan R. Read
JONATHAN R. READ